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                                                                  Exhibit 99.14

                         CHANGE OF CONTROL AGREEMENT


     This is an Agreement between Praegitzer Industries, Inc. ("Praegitzer") and Robert Schmelzer ("Executive").


     Executive is or may in the future be the holder of an option to purchase common shares in Praegitzer, granted to Executive as part of Executive's compensation for employment at Praegitzer. The stock option plan provides for vesting of the stock option exercise rights over a period of time. The parties wish to provide for immediate vesting of such option rights, and the payment of severance pay, in the event Executive is terminated within one year after a Change in Control (defined herein).

     This Agreement is not intended to alter the compensation and benefits that Executive could reasonably expect in the absence a Change in Control. This Agreement is not intended to change any term of employment of Executive, and specifically is not intended to change the nature of Executive's employment from an employee at will.

     NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

     1. CHANGE IN CONTROL DEFINED.  Change in Control shall mean:

     (a) the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Act"), or any comparable successor provisions, of one ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Praegitzer outstanding voting securities entitled to vote generally; or

     (b) the approval by the Stockholders of Praegitzer of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Praegitzer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merger or consolidated Praegitzer's then outstanding securities; or

     (c) a liquidation or dissolution of Praegitzer or of the sale of all or substantially all of Praegitzer's assets.

Provided, however, that transfers made by Robert L. Praegitzer for estate planning purposes, or in the event of his death, shall not constitute a Change in Control.

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     2. TERMINATION OF EMPLOYMENT DEFINED.  For purposes of this Agreement only, the following shall constitute Termination of the Executive's employment:

     (a) Praegitzer terminates the Executive for any reason other than for "cause." "Cause" includes, but is not limited to, (i) any form of dishonesty, criminal conduct, or conduct involving moral turpitude connected with the employment of Executive or which otherwise reflects adversely on Praegitzer's reputation or operations; (ii) the refusal of Executive to comply with Praegitzer's instructions, policies, or rules;
     (iii) continuing or repeated problems with Executive's performance or conduct or Executive's inattention to duties; or (iv) any material breach of Executive's obligations under this Agreement.

     (b) Executive terminates his employment with Praegitzer because Praegitzer makes a material adverse change in Executive's job title or responsibilities without Executive's consent;

     (c) Executive terminates his employment with Praegitzer because Praegitzer reduces Executive's annual base compensation by more than 15% from Executive's annual base compensation for the 12 month period ending immediately before the Change in Control; or

Anything herein to the contrary notwithstanding, no stock options shall vest and no severance pay shall be payable under this Agreement if the Executive voluntarily terminates his employment with Praegitzer.

     3. VESTING OF OPTIONS. If, during the term of this Agreement a Change in Control occurs and Executive's employment is Terminated within one year after the Change in Control, all options to purchase the common stock of Praegitzer granted to Executive as part of any compensation plan of Praegitzer shall immediately become exercisable; provided, however, that if the change of control transaction is a pooling transaction, then the stock options shall not be accelerated. If, during the term of this Agreement a Change in Control occurs by cash purchase of Praegitzer stock, all options to purchase the common stock of Praegitzer granted to Executive as part of any compensation plan of Praegitzer shall immediately become exercisable.

     4. SEVERANCE PAY. If, during the term of this Agreement a Change in Control occurs and Executive's employment is Terminated within one year after the Change in Control, Praegitzer shall pay the Executive a sum equivalent to six months of his base compensation. This amount shall be paid in a lump sum within 30 days after the Executive is terminated.

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     5.  TERM OF AGREEMENT. This Agreement shall remain in effect until terminated by Praegitzer. Praegitzer may terminate this Agreement upon giving 30 days' written notice to Executive; provided, however, if a Change in Control occurs prior to the expiration of the 30 day period, this Agreement will remain in effect until the obligations of Praegitzer have been fulfilled. This Agreement shall terminate automatically on the date Executive's employment with Praegitzer ends for any reason; provided, however, if a Change in Control occurs and the Executive's employment is Terminated, this Agreement shall remain in effect with respect to all rights accruing as a result of the occurrence of the Change in Control.

     6. CONFIDENTIALITY. During and after the term of this Agreement, Executive will not divulge or appropriate to Executive's own use or the use of others any secret or confidential information or knowledge pertaining to the business of Praegitzer, or any of its subsidiaries, obtained during his employment by Praegitzer or any of its subsidiaries.

     7. ARBITRATION OF ALL DISPUTES. Any controversy or claim arising out of or relating to this Agreement, whether involving rights granted by statute, torts, or the breach hereof, shall be settled by arbitration in Oregon in accordance with the laws of Oregon by an arbitrator appointed pursuant to the rules of the American Arbitration Association, or such other bona fide arbitration group as may be agreed upon by the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing party in any dispute shall be entitled to reasonable attorney fees, whether incurred before, during or after arbitration, including on appeal. Any party, however, may apply to a court of competent jurisdiction for equitable relief.

     8. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by certified mail (a) to Executive at the last address Praegitzer has on file for the Executive; or (b) to Praegitzer at its principal executive offices.

     9. NON-ALIENATION. Executive shall not sell, transfer, pledge, hypothecate, assign or create a lien upon any benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

     10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of Oregon, without regard to choice of law rules.

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     11.  AMENDMENTS. No amendment, waiver or discharge of any provision of this Agreement shall be effective unless in writing signed by the party against whom enforcement is sought.

     12. ENTIRE AGREEMENT. This Agreement is subject to all terms of the Praegitzer 1995 Stock Incentive Plan, or any other agreement granting to Executive options to purchase any shares of Praegitzer, not inconsistent with this Agreement, which agreement is incorporated herein. Otherwise, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the parties with respect to such subject matter. Nothing herein alters Executive's status as an employee at-will.

PRAEGITZER INDUSTRIES, INC.

By: /s/ Matthew J. Bergeron                Date: 4/16/99
  ------------------------------                ------------------------
Print Name: Matthew J. Bergeron
            --------------------
Title: President & COO
       -------------------------

EXECUTIVE:

/s/ Robert Schmelzer                      Date: 4/16/99
-------------------------------------           ------------------------
Robert Schmelzer



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